RYDEX DYNAMIC FUNDS

Amendment dated May 21, 2018
to the Advisory Agreement between
Rydex Dynamic Funds and Security Investors, LLC
Dated March 1, 2012

Amendment to
SCHEDULE A
to the
ADVISORY AGREEMENT
dated March 1, 2012 between
RYDEX DYNAMIC FUNDS
and
SECURITY INVESTORS, LLC

Schedule A to the Advisory Agreement between Rydex Dynamic Funds (the “Trust”) and Security Investors, LLC (the “Adviser”) dated March 1, 2012, as amended to date (the “Agreement”), is hereby further amended to reflect the addition of breakpoints to the advisory fees charged by the Funds, and shall replace the current Schedule A to the Agreement in full effective June 1, 2018. This revised Schedule A is incorporated into and made a part of the Agreement.

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SCHEDULE A

The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance the following fee schedule:

Fund	Rate
Dow 2x Strategy Fund	0.90%
NASDAQ-100® 2x Strategy Fund	0.90%
Russell 2000® 2x Strategy Fund	0.90%
S&P 500® 2x Strategy Fund	0.90%
Inverse Dow 2x Strategy Fund	0.90%
Inverse NASDAQ-100® 2x Strategy Fund	0.90%
Inverse Russell 2000® 2x Strategy Fund	0.90%
Inverse S&P 500® 2x Strategy Fund	0.90%

Further, the advisory fee rate for each Fund listed above will be reduced in accordance with the schedule below when the aggregate daily net assets of the Funds and the series of Rydex Series Funds (excluding the Event Driven and Distressed Strategies Fund, Managed Futures Strategy Fund, Multi-Hedge Strategies Fund and Long Short Equity Fund) equal or exceed $10 billion.

Assets Under Management	Asset-Based Breakpoint Reductions
$500 million - $1 billion	0.025%
> $1 billion - $2 billion	0.05%
> $2 billion	0.075%

In witness whereof, the parties hereto have caused this Amendment to be executed in their names and on their behalf and through their duly authorized officers as of the 21st day of May, 2018.

RYDEX DYNAMIC FUNDS

By: /s/ Amy J. Lee
Name: Amy J. Lee
Title: President

SECURITY INVESTORS, LLC

By: /s/ Amy J. Lee
Name: Amy J. Lee
Title: Senior Vice President and Secretary